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                                                                    Exhibit 4.4

                      APPLIED EXTRUSION TECHNOLOGIES, INC.
                          AET 2001 SHARE INCENTIVE PLAN



1. PURPOSE

     The purpose of this AET 2001 Share Incentive Plan (the "Plan") is to advance the interests of Applied Extrusion Technologies, Inc. ("AET") by enhancing the ability of AET and its subsidiaries (the "Company") to attract and retain employees who are in a position to make significant contributions to the success of the Company, to reward them for their contributions and to encourage them to take into account the long-term interests of the Company.

     The Plan provides for the award of shares (the "Shares") of the Company's authorized common stock (the "Common Stock"), subject to certain terms and conditions as specified in a share incentive agreement ("Incentive Agreement") to be entered into by the Company and each employee receiving a grant hereunder and which shall be in substantially the form of Exhibit A hereto, with such modifications thereto as the Company's Board of Directors (the "Board") may approve.

2. ELIGIBILITY FOR AWARDS

     Persons eligible to receive awards under the Plan shall be those employees of the Company, excluding the directors and the executive officers, and those consultants of the Company (the "Employee" or "Employees") who, in the opinion of the Board are in a position to make a significant contribution to the success of the Company and its subsidiaries. A subsidiary for purposes of the Plan shall be a corporation that would be treated as a "subsidiary" of AET for purposes of Section 424(f) of the Internal Revenue Code (the "Code").

3. ADMINISTRATION

     The Plan shall be administered by the Board, which shall have authority, not inconsistent with the express provisions of the Plan, to grant awards to such Employees as the Board may select; to determine the time or times when awards shall be granted and the number of shares of Common Stock subject to each award; to determine the terms and conditions of each award; to prescribe the form or forms of any instruments evidencing awards and any other instruments required under the Plan and to change such forms from time to time; to adopt, amend and rescind rules and regulations for the administration of the Plan; and to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Board shall be conclusive and shall bind all parties. Subject to Section 8 the Board shall also have the authority, both generally and in particular instances, to waive compliance by an Employee with any obligation to be performed by the Employee under an award, to waive any condition or provision of an award, and to amend or cancel any award (and if an award is canceled, to grant a new award on such terms as the Board shall specify) except that the Board may not take any action with respect to an outstanding award that would adversely affect the rights of the holder of such award without such holder's consent. Nothing in

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the preceding sentence shall be construed as limiting the power of the Board to make adjustments contemplated by Section 5(c).

         The Board may, in its discretion, delegate some or all of its powers with respect to the Plan to a committee (the "Committee") consisting of one or more members of the Board, in which event, except as the context otherwise clearly requires, all references in this Plan to the Board shall be deemed to refer to the Committee. If the Committee consists of two more members, (i) a majority of its members shall constitute a quorum, (ii) all determinations of the Committee shall be made by a majority of its members, and (iii) any determination of the Committee under the Plan may be made without notice or meeting of the Committee by a writing signed by a majority of the Committee members. References to the Board (including, for the avoidance of doubt, the Committee, if one is appointed) shall also include such other delegates as the Board may determine, but only to the extent of any delegation by the Board to such other delegates of its administrative responsibilities hereunder.

4. EFFECTIVE DATE AND TERM OF THE PLAN

     The Plan shall become effective on the date on which it is approved by the Board.

     No awards shall be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board, but restrictions and conditions with respect to previously granted awards may extend beyond that date.

5. SHARES SUBJECT TO THE PLAN

     (a) NUMBER OF SHARES. Subject to adjustment as provided in Section 5(c), the aggregate number of shares of Common Stock that may be delivered under the Plan shall be 1,000,000. If any award of Shares is forfeited, the number of shares of Common Stock as to which such award was forfeited shall be available for future grants within the limits set forth in this Section 5(a).

     (b) SHARES TO BE DELIVERED. Shares delivered under the Plan shall be authorized but unissued Common Stock or, if the Board so decides in its sole discretion, previously issued Common Stock acquired by the Company and held in its treasury. No fractional shares of Common Stock shall be delivered under the Plan.

     (c) CHANGES IN STOCK. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in AET's capital stock, the number and kind of Shares subject to awards then outstanding or subsequently granted under the Plan, the maximum number of shares of Common Stock that may be delivered under the Plan, and other relevant provisions shall be appropriately adjusted by the Board, whose determination shall be binding on all persons.

     The Board may also adjust the number of Shares subject to outstanding awards and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers, acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.

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6. RESTRICTED STOCK

     The Board may grant or sell Common Stock to any Employee on such conditions and with such restrictions as the Board determines. Subject to the provisions of this Plan and the restrictions contained in the Incentive Agreement, an Employee shall have all the rights of a shareholder with respect to the Shares granted or sold to the Employee hereunder. Except as the Board may otherwise determine, any certificates representing such Shares shall remain in the possession of the Company until such Shares are free of restrictions under the Plan and the Incentive Agreement. The Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided in the Incentive Agreement. In connection with the grant or sale of the Shares, the Employee shall pay to the Company in cash or make arrangements satisfactory to the Company to pay, including, if the Board so permits, by the use of Shares involved in the grant or sale or other shares of Common Stock owned by the Employee, any withholding taxes arising by reason of such grant or sale, including arrangements for the payment of any such taxes arising by reason of the lapse of restrictions with respect to such Common Stock.

7. NO RIGHT TO CONTINUED SERVICE WITH THE COMPANY

     Neither the adoption of the Plan nor the grant of awards shall confer upon any Employee any right to continue as an employee of the Company or affect in any way the right of the Company to terminate the Employee at any time. Except as specifically provided by the Board in any particular case, the loss of existing or potential profit in awards granted under this Plan shall not constitute an element of damages in the event of termination of the relationship of an Employee even if the termination is in violation of an obligation of the Company to the Employee by contract or otherwise.

8. EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION

     Neither adoption of the Plan nor the grant of awards to an Employee shall affect the right of the Company to make awards to such Employee that are not subject to the Plan, to issue to such Employee Common Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Common Stock may be issued.

     The Board may at any time discontinue granting awards under the Plan. With the consent of the Employee, the Board may at any time cancel an existing award in whole or in part and grant another award for such number of shares as the Board specifies. The Board may at any time or times amend the Plan or any outstanding award for the purpose of satisfying applicable laws or regulations or for any other purpose that may at the time be permitted by law, or may at any time terminate the Plan as to further grants of awards, but no such amendment shall adversely affect the rights of any award holder (without such award holder's consent) under any award previously granted.

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                                                                       EXHIBIT A

                            SHARE INCENTIVE AGREEMENT

          This SHARE INCENTIVE AGREEMENT is dated as of ________, 2001 between Applied Extrusion Technologies, Inc. of 3 Centennial Drive, Peabody, Massachusetts 01960 (the "Company"), and [____________] (the "Employee"). In connection with the Employee's past service to the Company, the parties wish to provide for the issuance to the Employee of restricted shares of the Company's Common Stock, $0.01 par value (the "Common Stock").

          SECTION 1. Grant of Restricted Stock.

          (a) The Company hereby agrees to issue to the Employee a total of [_____] shares (the "Shares") of the Company's authorized Common Stock in consideration for the Employee's past services to the Company, which have a value in excess of the par value of such shares. The issuance of the Shares hereunder is being made pursuant to and subject to the terms of the Company's AET 2001 Share Incentive Plan (the "Plan").

          (b) The Shares granted under this Agreement are subject to certain restrictions and conditions as set forth in this Agreement.

          SECTION 2. Vesting.

          (a) The Shares shall vest in accordance with the following schedule, if and only if the Employee is employed by the Company or any of its subsidiaries (as defined in the Plan) from the date hereof through such dates: (1) fifty percent (50%) of the Shares shall vest on the first (1st) annual anniversary of the date hereof, and (2) the remaining fifty percent (50%) of the Shares shall vest on the second (2nd) annual anniversary of the date hereof.

          (b) Notwithstanding the foregoing, if a Change of Control of the Company occurs, then one hundred percent (100%) of the Shares shall become vested immediately upon such Change of Control, as defined in Exhibit A hereto.

          SECTION 3. Transfer Restrictions/Repurchase Rights/Restrictive
          Legends.

          (a) Subject to subsection (b) below and any other restrictions on transfer of the Shares, including, but not limited to, those restrictions set forth in the Plan, a Share covered by this grant shall become freely transferable by the Employee upon completion of the vesting period applicable to such share set forth in
               Section 2(a) hereof.

          (b) Upon the termination of Employee's employment for any reason (including without limitation by reason of disability, death, retirement, voluntary resignation or termination by the Company with or without cause) prior to the completion of the vesting period for all or a portion of the Shares, such unvested Shares shall be automatically forfeited to the Company.

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          (c)  For so long as this Agreement remains in effect, all certificates representing Shares will bear appropriate restrictive legends referring to the restrictions set forth in this Section 3 and shall be held by the Company.

          SECTION 4. Voting Rights, Dividend and Other Distributions. During the period in which the Shares remain unvested, the Employee may exercise full voting rights and shall receive all regular cash dividends paid with respect to such Shares. Except as the Board shall otherwise determine, any other dividends and other distributions paid to participants with respect to the Shares in the Company's capital stock, shall be subject to the same restrictions and conditions as the Shares with respect to which they were paid.

          SECTION 5. Tax Issues. The issuance of the shares to the Employee pursuant to this agreement involves complex and substantial tax considerations, including, without limitation, consideration of the advisability of the Employee making an election under Section 83(b) of the Internal Revenue Code within 30 days of the purchase. The Employee is urged to consult his tax advisor with respect to the transactions described in this agreement. The Company makes no warranties or representations whatsoever to the Employee regarding the tax consequences of the Employee's receipt of the Shares or this Agreement.

          SECTION 6. Employment Relationship. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Employee at any time (with or without cause), or confer upon the Employee any right to continue in the employ of the Company for any period of time or to continue to receive the Employee's current (or other) rate of compensation.

          SECTION 7. Withholding of Taxes. The Company may, if necessary or desirable, withhold from any amounts due and payable by the Company to the Employee (or secure payment from you in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to the issuance of the Shares, and the Company may defer such issuance unless indemnified by the Employee to its satisfaction against the payment of any such amount. To the extent permitted by law, such withholding may be effected through the delivery by the Employee of shares of Common Stock held by the employee for at least six months and valued at fair market value.

          SECTION 8. Adjustments. In the event of a reorganization, recapitalization, stock dividend, stock split or combination or other change in the Company's capital stock, appropriate adjustments shall be made to the repurchase price and number of the Shares issued hereunder.

          SECTION 9. Terms and Conditions.

          (a) The award of Shares evidenced by this Agreement is subject to the terms, conditions and definitions of the Plan, a copy of which is attached to this Agreement. To the extent that the terms,


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               conditions and definitions of this Agreement are inconsistent with those of the Plan, those of the Plan shall govern. All decisions under, and interpretations of, such provisions of the Plan by the Board or the Committee, as defined in the Plan, shall be final, binding and conclusive upon the Employee and his or her heirs. On and after the commencement of the Committee's duties under the Plan, all references to the Board in Sections 2 and 3 of this Agreement shall mean and relate to such Committee.

          (b) The Company is not obligated to deliver any Shares or to remove any restrictions from shares previously delivered under the Plan
               (1) until all conditions hereunder have been satisfied or removed, (2) until, in the opinion of the Company's counsel, all applicable federal and state laws and regulations have been complied with, (3) until the shares to be delivered have been listed or authorized to be listed on The Nasdaq National Market upon official notice of the notice of issuance, and (4) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company's counsel. If the sale of Common Stock has not been registered under the Securities Act of 1933, as amended, as a condition to the purchase of the Shares, the Employee shall make such representations and agreements as counsel for the Company may consider appropriate to avoid violation of such Act and shall require that the certificates evidencing the Common Stock bear an appropriate legend restricting transfer.

          SECTION 10. Waivers and Amendments. The Company, in its sole discretion, shall have the right at any time immediately to waive or amend all or any of the terms of the Agreement, provided, however, that no such waiver or amendment shall adversely affect the rights of any award holder (without such award holder's consent) under any award previously granted.

          SECTION 11. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware (without giving effect to any conflicts or choice of law provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

          SECTION 12. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

          SECTION 13. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersedes all prior agreements and understandings, whether oral or written, with respect thereto. Without limiting the foregoing, the Employee agrees that the provisions of this Agreement fulfill all obligations that the Company may have to issue to the Employee stock, options or equity interests in the Company or any of its subsidiaries.


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          SECTION 14. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and each provision of this Agreement shall be enforced to the fullest extent permitted by law.

          SECTION 15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one agreement.





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          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                         APPLIED EXTRUSION
                                         TECHNOLOGIES, INC.

                                         By:
                                             ---------------------------
                                         Name:
                                         Title:

                                         -------------------------------
                                         [Employee]



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                                    EXHIBIT A

                  A Change of Control will occur for the purposes of this Agreement if (1) any individual, corporation, partnership, company or other entity, or group of any such entities, (a "Person") becomes the owner of securities of the Company representing more than 50% of the combined voting power of the Company's then-outstanding securities, (2) the Company is a party to, or the stockholders of the Company approve, a merger, consolidation, or other reorganization (other than (a) a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization, or (b) a merger, consolidation, or other reorganization effected to implement a recapitalization of the Company, or similar transaction, in which no Person acquires more than 20% of the combined voting power of the Company's then outstanding securities), a sale of all or substantially all assets, or a plan of liquidation, or (3) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof; provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved shall be deemed to have been in office at the date hereof for purposes of this definition.


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